Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of January 27, 2023, by and among Belong Acquisition Sponsor, LLC, Belong Capital Sponsor, LLC, Peter Saldarriaga and Jennifer Deason (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of shares of Class A common stock, $0.0001 par value, of Belong Acquisition Corp. relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Dated: January 27, 2023	BELONG ACQUISITION SPONSOR, LLC

/s/ Peter Saldarriaga
	Name:	Peter Saldarriaga
	Title:	Manager

Dated: January 27, 2023	BELONG CAPITAL SPONSOR, LLC

/s/ Peter Saldarriaga
	Name:	Peter Saldarriaga
	Title:	Manager

Dated: January 27, 2023

/s/ Peter Saldarriaga
Peter Saldarriaga

Dated: January 27, 2023

/s/ Jennifer Deason
Jennifer Deason